Exhibit 99

{PEOPLES ENERGY LOGO}	Media Contact:
Luis Diaz-Perez
(312) 240-4567
Investor Relations Contact:
William W. Reynolds
(312) 240-4288
130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release

February 28, 2000

Peoples Energy Authorizes Stock Repurchase

Monday February 28, 2000, 7:00 am Eastern Time

Company Press Release

CHICAGO, Feb. 28 -- Peoples Energy (NYSE: PGL) today announced that its Board of Directors has authorized the repurchase of up to 3.5 million shares of the company's common stock, approximately 10% of its currently outstanding shares. The repurchases may be effected from time to time, as the Company deems appropriate through open market or privately negotiated transactions.

Richard E. Terry, chairman and CEO of Peoples Energy said, "Recognizing the general direction of the stock market and our industry sector, it is our view that at current prices, Peoples Energy's stock is undervalued and its repurchase represents a prudent investment. The Board's action in authorizing the repurchase of Company stock is a solid expression of confidence in the long-term growth prospects of the Company." Terry emphasized that, "This program will not detract from Peoples Energy's strategy of enhancing its utility operations and growing its diversified energy businesses."

Peoples Energy is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy Web site at http://www.pecorp.com .

SOURCE: Peoples Energy Corporation